Exhibit 5.1

NORTH POINT • 901 LAKESIDE AVENUE • CLEVELAND, OHIO 44114.1190

TELEPHONE: +1.216.586.3939 • FACSIMILE: +1.216.579.0212

February 1, 2017

Horizon Global Corporation

2600 West Big Beaver Road

Troy, Michigan 48084

Re:	4,600,000 Shares of Common Stock, Par Value $0.01 Per Share

Ladies and Gentlemen:

We have acted as counsel for Horizon Global Corporation, a Delaware corporation (the “Company”), in connection with the public offering and sale by the Company of 4,600,000 shares of common stock, par value $0.01 per share, of the Company (the “Shares”) pursuant to the Underwriting Agreement, dated as of January 26, 2017 (the “Underwriting Agreement”), by and among the Company and Wells Fargo Securities, LLC and J.P. Morgan Securities LLC, acting as representatives of the several underwriters named in Exhibit A thereto.

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued and delivered pursuant to the Underwriting Agreement against payment of the consideration therefor as provided in the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction on the opinion expressed herein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on or about February 1, 2017, for incorporation by reference into the Registration Statement on Form S-3 (File No. 333-215178) filed on December 19, 2016 (the “Registration Statement”) and declared effective by the Securities Exchange Commission (the “Commission”) on January 3, 2017 and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day

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